Exhibit 99.1

Jaguar Health Announces $10.8 Million Registered Direct

Offering for the Benefit of Napo EU Business Plan

Company terminates at-the-market (ATM) financing program

San Francisco, CA (April 29, 2021): Jaguar Health, Inc. (NASDAQ:JAGX) (“Jaguar” or the “Company”) today announced it has entered into a securities purchase agreement (the “Transaction”) with North American institutional investors for the purchase and sale of 7,647,000 shares of common stock for gross proceeds of approximately $10.8 million in a registered direct offering.

Ladenburg Thalmann & Co. Inc. is acting as exclusive placement agent in connection with the Transaction. The closing of the offering is expected to take place on or about May 3, 2021 (the “Closing Date”), subject to the satisfaction or waiver of customary closing conditions.

The Company intends to use the net proceeds from the Transaction for the benefit of the Company’s wholly-owned Italian subsidiary, Napo EU S.p.A. (“Napo EU”), which may include capital expenditures, potential licenses, acquisitions, growth opportunities and strategic transactions; provided, however, if all or any of the proceeds have not been so utilized in the discretion of the Company prior to the six-month anniversary of the closing of the offering, the Company will be permitted to use such proceeds for working capital and general corporate purposes of the Company. The purchase price for the shares of common stock offered in the Transaction was $1.41 per share.

Jaguar today also announced that it has terminated the at-the-market (ATM) financing program the Company entered into with Ladenburg Thalmann & Co. Inc. on October 5, 2020. The termination of the ATM financing program is effective as of April 26, 2021.

The shares of common stock described above are being offered pursuant to a "shelf" registration statement on Form S-3 (File No. 333-248763) that was filed by the Company with the Securities and Exchange Commission (SEC) and was declared effective on September 23, 2020. The Company will file a prospectus supplement with the SEC relating to such shares of common stock. Copies of the prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering may be obtained on the SEC’s website located at http://www.sec.gov, when available, or from Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, or by email at prospectus@ladenburg.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Jaguar Health, Inc. and Napo Pharmaceuticals, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo, visit www.napopharma.com.

About Mytesi®

Mytesi® (crofelemer delayed release tablets) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon Rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the expectation that the offering will close on or about May 3, 2021, and the Company’s intentions to use the net proceeds from the Transaction for the benefit of Napo EU, which may include capital expenditures, potential licenses, acquisitions, growth opportunities and strategic transactions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX